                                                                   Exhibit 10.38

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         FIRST AMENDMENT made as of this 29th day of July, 1999 to the Employment Agreement dated as of April 29, 1998 by and between ResortQuest International, Inc., a Delaware corporation formerly known as Vacation Properties International, Inc. ("VPI"), and [____________________] (the "Employee"), which became effective on May 26, 1998, the date of the consummation of the initial public offering of the common stock of VPI (the "Employment Agreement"). If VPI and the other party to a transaction constituting a Change in Control (as defined in the Employment Agreement) agree that such transaction shall be treated as a "pooling of interests" for financial reporting purposes, and if the transaction is in fact so treated, then the provisions of this Amendment shall not be valid to the extent that VCPI's independent public accountants determine in good faith that the provisions of this Amendment would preclude "pooling of interests" accounting.

                              W I T N E S S E T H:

         WHEREAS, VPI and Employee have previously entered into the Employment Agreement; and

         WHEREAS, VPI and Employee desire to amend the Employment Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. The first sentence of subparagraph 5(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

                  "VPI may terminate the Agreement ten (10) days after delivery of written notice to Employee for good cause, which shall be:
                  (1) Employee's willful, material and irreparable breach of the Agreement; (2) Employee's continual and material failure to adequately perform, continuing for 10 days after receipt of written notice of need to cure, any of Employee's material duties and responsibilities, provided that a termination pursuant to this clause is approved by a vote of at least two-thirds (2/3) of the Board; (3) Employee's willful dishonesty, fraud or misconduct which has a material adverse effect on the operations or reputation of VPI (other than good faith expense account disputes); (4) Employee's conviction in a court of competent jurisdiction of a felony (other than a traffic violation); or (5) Employee's chronic alcohol abuse or illegal drug use."

         2. The third sentence of sub-paragraph 5(e) of the Employment Agreement is hereby amended in its entirety to read as follows:

                  "If Employee's resignation or other termination by Employee is for good reason (as defined in Exhibit A hereto), VPI shall pay all amounts and damages to which Employee may be entitled as a result of such resignation or other termination, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce Employee's rights thereunder."

         3. Paragraph 5 of the Employment Agreement is hereby amended by adding the following language at the end thereof:

                  "Notwithstanding anything herein to the contrary, if a Change in Control occurs during the Term and there is less than one
                  (1) year remaining on the Term, the Term shall be extended for one (1) year following the date of the Change in Control and provided further that the payment and other obligations hereunder shall survive the termination of this Agreement to the extent a Change in Control has occurred at any time during the Term."

         4. Sub-paragraph 12(b) of the Employment Agreement is hereby amended by adding of the following language at the end thereof:

                  "In addition, VPI shall provide Employee with the benefits set forth in sub-paragraphs 12(h)(ii) through (iv)."

         5. Sub-paragraph 12(e) of the Employment Agreement is hereby amended by deleting the phrase "unless the transaction or event shall have been approved by at least two-thirds (2/3) of the Board of Directors of VPI."

         6. Sub-paragraph 12(g) of the Employment Agreement is hereby amended in its entirety to read as follows:

                  "(i) In the event any payment that is either received by Employee or paid by VPI on his or her behalf or any property or any other benefit provided to him or her under this Agreement or under any other plan, arrangement or agreement with VPI or any other person whose payments or benefits are treated as contingent on a change of ownership or control of VPI (or in the ownership of a substantial portion of the assets of VPI) or any person affiliated with VPI or such person (but only if such payment or other benefit is in connection with Employee's employment by VPI) collectively the "VPI Payments"), will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (and any similar tax that may hereafter be imposed by any taxing authority), VPI shall pay to Employee at the time specified in subparagraph (iv) below an additional amount (the "Gross-up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the VPI Payments and any U.S. federal, state or local income or payroll tax upon the Gross-up Payment provided for by this subparagraph (i), but before deduction for any U.S. federal, state, and local income or payroll tax on the VPI Payments, shall be equal to the VPI Payments.

                  (ii) For purposes of determining whether any of the VPI Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of VPI's independent certified public accountants appointed prior to any Change in Control or tax counsel selected by such accountants or VPI (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountant or auditor for the individual, entirety or group effecting the Change in Control, Employee may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the "Accountants" hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to VPI and Employee at such time as it is requested by VPI or Employee. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish Employee with a written opinion to such effect. The determination of the Accountants shall be binding upon VPI and Employee.

                  (iii) For purposes of determining the amount of the Gross-up Payment, Employee shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence for the calendar year in which the VPI Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Employee shall repay to VPI, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to VPI has been paid to any U.S. federal, state or local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Employee, and interest payable to VPI shall not exceed the interest received or credited to Employee by such tax authority for the period it held such portion. Employee and VPI shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Employee's claim for refund or credit is denied.

                  In the event that the Excise Tax is later determined by the Accountant to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), VPI shall make an additional Gross-up Payment in respect of such excess) (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (iv) Not later than the date on which Employee's Excise Tax is due (which shall include the date that any withholding obligation for such Excise Tax is required to be satisfied), VPI shall pay to Employee or, in the case of any withholding obligation, the Internal Revenue Service on behalf of such Employee, an amount equal to the Excise Tax. The Gross-up Payment or portion thereof provided for in subparagraph (iii) above (less any amounts paid pursuant to the preceding sentence) shall be paid within ten (10) days after Employee delivers a written request for reimbursement accompanied by a copy of Employee's tax return(s) showing the Excise Tax actually incurred by Employee.

                  (v) Employee shall notify the Chief Financial Officer of VPI in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by VPI of a Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise VPI of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to VPI (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If VPI notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                           (A)      give VPI any information reasonably
                                    requested by VPI relating to such claim,

                           (B)      take such action in connection with
                                    contesting such claim as VPI shall
                                    reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by VPI,

                           (C) cooperate with VPI in good faith in order to effectively contest such claim, and

                           (D) permit VPI to participate in any proceedings relating to such claim;

                  provided, however, that VPI shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including any interest and penalties with respect thereto) imposed as a result of such representation and payment of cost and expenses. Without limitation on the foregoing provisions of this subparagraph (v), VPI shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as VPI shall determine; provided, however, that if VPI directs Employee to pay such claim and sue for a refund, VPI shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, VPI's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (vi) If, after receipt by Employee of an amount advanced by VPI pursuant to subparagraph (v) Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to VPI's complying with the requirements of subparagraph (v) promptly pay to VPI the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by VPI pursuant to subparagraph (v), a determination is made that Employee shall not be entitled to any refund with respect to such claim and VPI does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid.

                  (vii) VPI shall be responsible for all charges of the Accountant.

                  (viii) VPI and Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this paragraph."

         7. A new sub-paragraph 12(h) is hereby added to the Employment Agreement to read as follows:

                  "(h) If Employee's employment by VPI is terminated within one
                  (1) year after a Change in Control by Employee for good reason or by VPI without good cause, then VPI shall pay or provide Employee with all of the following severance benefits:

                  (i) a lump-sum cash payment within fifteen (15) days of Employee's date of termination (or, if applicable, such later date as is necessary for Employee to execute the release described under paragraph 20(b) herein) equal to three (3) times Employee's annual base salary in effect immediately prior to the Change in Control;

                  (ii) any base salary, bonus, vacation pay, deferred compensation accrued or earned under law or in accordance with VPI's policies applicable to Employee but not yet paid and any incurred but unreimbursed business expenses for the period prior to termination shall be payable in accordance with VPI's policies and the terms of the applicable plan ("Accrued Obligations");

                  (iii) continued participation (at VPI's cost and without any required employee or dependent contributions) in all health or welfare plans which cover Employee (and eligible dependents), including, without limitation, medical, dental, life insurance and disability coverage upon the same terms and conditions (except for the requirements of Employee's continued employment) in effect on the Employee's date of termination (which shall be substantially comparable to the health or welfare plans in which Employee participated in immediately prior to the Change in Control) until three (3) years after the date of termination; provided, however, that in the event Employee obtains other employment that offers substantially similar or improved benefits, as to any particular health or welfare plan, such continuation of coverage by VPI for such similar or improved benefit under such plan shall immediately cease. To the extent such coverage cannot be provided under VPI's health plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Employee, VPI shall pay Employee an amount such that Employee can purchase such benefits separately at no greater after tax cost to him or her than he or she would have had if the benefits were provided to him or her as an employee. The continuation of health benefits for the thirty-six (36) month period shall reduce and count against Employee's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                  (iv) Outplacement services at a level commensurate with Employee's position, including use of an Employee office and secretary available through such outplacement services, for a period of one (1) year commencing on the Employee's date of termination but in no event extending beyond the date on which Employee commences other full time employment."

         8. New sub-paragraphs 12(i) and (j) are hereby added to the Employment Agreement to read as follows:

                  "(i) If Employee's employment by VPI is terminated by VPI without good cause during the one hundred eighty (180) days prior to the effective date of a Change in Control, then VPI shall pay or provide Employee with all of the following severance benefits:

                  (ii) a lump sum cash payment within fifteen (15) days of the Change in Control (or, if applicable, such later date as is necessary for Employee to execute the release described under paragraph 20(b) herein) equal to Employee's base salary at the rate in effect at the time of Employee's termination for whatever time period is remaining under the Term of this Agreement at the time of Employee's termination, less any amounts paid pursuant to subparagraph 5(d) between the effective date of Employee's termination and the effective date of a Change in Control, plus one (1) times Employee's annual base salary at the rate in effect at the time of Employee's termination; and

                  (ii) the benefits set forth in sub-paragraphs 12(h)(ii) through (iv) hereof; provided, however, that benefits under sub-paragraph 12(h)(iii) shall continue for the same period used to calculate the lump sum cash payment under Section 12(i)(i)."

                  (j) In the event that Employee elects to terminate employment or is terminated under subparagraphs 12(b) or (c), Employee shall be entitled to continued health insurance coverage for the three (3) year period after the date of termination in the same manner and to same extent set forth in subparagraph 12(h)(iii). Following the three (3) year period of continued health insurance coverage described in this subparagraph 12(j) and under subparagraph 12(h)(iii), Employee shall be entitled to continued health insurance coverage for the five (5) year period after the expiration of the three (3) year period in the same manner and to the same extent set forth in subparagraph 12(h)(iii), provided that the Employee reimburses VPI for the full premium for such coverage.

         9. Paragraph 16 of the Employment Agreement is hereby amended by adding of the following language at the end thereof:

                  "To the fullest extent permitted by law, VPI shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute concerning payments, benefits or any other entitlements under paragraph 12; provided, however, VPI shall be reimbursed by Employee for (i) the fees and expenses advanced in the event Employee's claim is, in a material manner, bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate, or (ii) to the extent that the arbitrator or court, as appropriate, determines that such legal and other professional fees are clearly and demonstrably unreasonable."

         10. A new paragraph 19 is hereby added to the Employment Agreement to read as follows:

                  "19.     CONFIDENTIALITY.

                  (a) Employee agrees and understands that during the Employee's position with VPI, Employee has been and will be exposed to and receive information relating to the affairs of VPI considered by VPI to be confidential and in the nature of trade secrets (including but not limited to procedures, memoranda, notes, records and customer lists, whether such information has been or is made, developed or compiled by Employee or otherwise has been or is made available to him) (any and all such information, the "Confidential Information"). Employee agrees that, during the Term and thereafter for a period of two years, Employee shall keep such Confidential Information confidential and will not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of VPI; provided, however, that (i) Employee shall have no such obligation to the extent such Confidential Information is or becomes publicly known other than as a result of Employee's breach of his obligations hereunder or is received by Employee following the date of termination and
                  (ii) Employee may, after giving prior notice to VPI to the extent practicable under the circumstances, disclose such Confidential Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process.

                  (b) Employee agrees that all Confidential Information is and will remain the property of VPI. Employee further agrees that, during the Term and thereafter, he shall hold in the strictest confidence all Confidential Information, and shall not, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose, or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person or entity, other than VPI and its authorized employees, to use or otherwise gain access to any Confidential Information."

         11. A new paragraph 20 is hereby added to the Employment Agreement to read as follows:

                  "20.     NO MITIGATION/NO OFFSET/RELEASE.

                  (a) In the event of any termination of employment hereunder, Employee shall be under no obligation to seek other employment and there shall be no offset against any amounts due Employee under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which VPI may have against Employee or others, except as specifically set forth in paragraph 3 hereof or upon obtaining by VPI of a final unappealable judgment against Employee.

                  (b) Any amounts payable and benefits or additional rights provided pursuant to paragraphs 5(d), 5(e) or 12 beyond Accrued Obligations shall only be payable if Employee delivers to VPI a release (substantially in the form of the release set forth in VPI's standard form severance agreement) of all claims that Employee has or may have against VPI and its affiliates (other than claims to payments, benefits or entitlements specifically payable or provided hereunder, claims under COBRA, claims to vested accrued benefits under VPI's employee benefit plans or any rights of indemnification under VPI's organizational documents) occurring up to the release date in such form as reasonably requested by VPI, provided, however, that such release shall also release Employee of all claims that VPI and its affiliates have or may have against the Employee. In the event that VPI fails to deliver such release to Employee within ten (10) days from the later of (i) the Employee's date of termination or (ii) the date of the Change in Control, such release shall not be required and shall not prohibit or otherwise delay payment of any amounts due Employee hereunder.

                  (c) Upon any termination of employment, upon the request of VPI, Employee shall deliver to VPI a resignation from all offices and directorships and fiduciary positions of Employee in which Employee is serving with, or at the request of, VPI or its subsidiaries, affiliates or benefit plans."

         12. A new paragraph 21 is hereby added to the Employment Agreement to read as follows:

                  "21. LIABILITY INSURANCE. VPI shall cover Employee under directors and officers liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent, if any, as VPI covers its other officers and directors."

         13. A new paragraph 22 is hereby added to the Employment Agreement to read as follows:

                  "22. LITIGATION SUPPORT. Subject to Employee's other commitments, following the Term, Employee shall be reasonably available to cooperate (but only truthfully) with VPI and provide information as to matters which Employee was personally involved, or has information on, during the Term and which are or become the subject of litigation or other dispute."

         14. A new paragraph 23 is hereby added to the Employment Agreement to read as follows:

                  "23. MULTIPLE TRIGGERING EVENTS; CANCELLATION AND RECOVERY. If Employee first becomes eligible to receive payments pursuant to sub-paragraphs 5(d) or (e) or sub-paragraphs 12(b), (c),
                  (h) or (i) hereof, Employee shall not thereafter be entitled to any additional payments or benefits pursuant to such provisions (other than pursuant to sub-paragraph 12(i)) which would have become payable as a result of subsequent events had Employee's employment by VPI not previously terminated. Notwithstanding anything herein to the contrary, VPI reserves the right to terminate all payments and benefits hereunder and to recover from Employee amounts previously paid to Employee if Employee's employment by VPI is terminated by Employee for good reason or by VPI without good cause within thirty (30) days after an event which would be grounds for a termination by VPI for good cause."

         15. Exhibit A is hereby added to the Employment Agreement to read as follows:

                  "Good reason' shall mean, without the express written consent of Employee, the occurrence of any of the following events:

                  (i) any material diminution or change in (except temporarily during any period of Disability) Employee's positions, duties, responsibilities, authority or titles not commensurate with Employee's position or the assignment of duties or responsibilities not commensurate with Employee's position;

                  (ii) if Employee is a member of the Board, removal or dismissal from the Board;

                  (iii) a reduction by VPI in Employee's base salary provided in paragraph 2(a) hereof;

                  (iv) relocation of Employee's principal business location to an area outside a fifty (50) mile radius of its current location or relocation of Employee from the headquarters of VPI or relocation of the headquarters of VPI to a location which is at least fifty (50) miles from VPI's current headquarters;

                  (v) a failure to continue bonus, incentive, or other equity plans, programs or arrangements, or Employee's participation therein, on the same basis as to potential or targeted amounts; or

                  (vi) a material breach by VPI of any agreement with Employee."

16. SEVERABILITY. In any portion of this Amendment is held invalid or inoperative (including a determination by VPI's independent public accountants in good faith that any provision of this Amendment would preclude "pooling of interests" accounting), the other portions of this Amendment shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

17. ASSIGNMENT; BINDING EFFECT. Employee understands that he or she has been selected for employment by VPI on the basis of Employee's qualifications, experience and skills. Employee, therefore, shall not assign all or any portion of Employee's performance under this Amendment. Subject to the preceding two (2) sentences, this Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

18. COMPLETE AGREEMENT. This Amendment, together with the Employment Agreement (as amended hereby), supersedes any other agreements or understandings, written or oral, between VPI and Employee, and Employee has no oral representations, understandings or agreements with VPI or any of its officers, directors or representatives covering the same subject matter as the Employment Agreement (as amended hereby).

         This written Amendment, together with the Employment Agreement (as amended hereby) is the final, complete and exclusive statement and expression of all the terms of the Employment Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Amendment, together with the Employment Agreement (as amended hereby), may not be later modified except by a written instrument signed by a duly authorized officer of VPI and Employee, and no term of this

Agreement may be waived except by a written instrument signed by the party waiving the benefit of such term.

19. GOVERNING LAW. This Amendment shall in all respects be construed according to the laws of the State of Tennessee.

20. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

                  To VPI:           ResortQuest International, Inc.
                                    530 Oak Court Drive
                                    Suite 360
                                    Memphis, TN 38117
                                    Attention: General Counsel

                  To Employee:      To the address specified below Employee's
                                    name at the end of this Amendment.

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 21.

         21. THE EMPLOYMENT AGREEMENT. Except as expressly set forth herein, all other provisions of the Employment Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

                                    RESORTQUEST INTERNATIONAL, INC.

                                    By:_______________________________________
                                             /s/ John Lines
                                             Title

                                    _______________________________________
                                    Employee

                                    Address:

                                    _______________________________________

                                    _______________________________________